     As filed with the Securities and Exchange Commission on April 8, 2004
                     Registration Statement No. 333-112431

================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------
                               Amendment No. 2 to
                                    FORM S-3


                               -------------------
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               -------------------
                                 NETEGRITY, INC.
             (Exact name of registrant as specified in its charter)

                               -------------------
                   Delaware                                 04-2911320
(State or other jurisdiction of incorporation    (I.R.S. Employer Identification
              or organization)                                 No.)
                                 201 Jones Road
                                Waltham, MA 02451
                                 (781) 890-1700

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               -------------------
                                Regina O. Sommer
                      Chief Financial Officer and Treasurer
                                 Netegrity, Inc.
                                 201 Jones Road
                                Waltham, MA 02451
                                 (781) 890-1700
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -------------------
                                   Copies to:
                            Peter N. Handrinos, Esq.
                                Hale and Dorr LLP
                                 60 State Street
                           Boston, Massachusetts 02109
                            Telephone: (617) 526-6000
                            Telecopy: (617) 526-5000

         Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] 333-_______.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] 333-__________.

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




         THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED APRIL 8, 2004


PROSPECTUS

                                 NETEGRITY, INC.

                        2,556,940 SHARES OF COMMON STOCK

This prospectus relates to resales of shares of common stock that we previously issued to the former stockholders of Business Layers, Inc. in connection with our acquisition of that company.

We will not receive any proceeds from the sale of the shares.

The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.


Our common stock is traded on The NASDAQ National Market under the symbol "NETE." On April 7, 2004, the closing sale price of the common stock on NASDAQ was $9.62 per share. You are urged to obtain current market quotations for the common stock.


INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is _______ __, 2004.

                                TABLE OF CONTENTS

                                                            PAGE
                                                            ----
PROSPECTUS SUMMARY.......................................     1

THE OFFERING.............................................     1

RISK FACTORS.............................................     2

SPECIAL NOTE REGARDING FORWARD-LOOKING
INFORMATION..............................................     9

USE OF PROCEEDS..........................................    11

SELLING STOCKHOLDERS.....................................    11

PLAN OF DISTRIBUTION.....................................    13

LEGAL MATTERS............................................    14

EXPERTS..................................................    14

WHERE YOU CAN FIND MORE INFORMATION......................    15

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........    15

         Netegrity's executive offices are located at 201 Jones Road, Waltham, Massachusetts 02451, our telephone number is (781) 890-1700 and our Internet address is www.netegrity.com. The information on our Internet website is not incorporated by reference in this prospectus. Unless the context otherwise requires references in this prospectus to "Netegrity," "we," "us," and "our" refer to Netegrity, Inc. and its subsidiaries.

         "Netegrity", "SiteMinder", "IdentityMinder" and "TransactionMinder" are our trademarks or registered trademarks.

         We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                               PROSPECTUS SUMMARY

         This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."

                                 NETEGRITY, INC.

         We are a leading provider of security software solutions that securely manage identities and their access to enterprise information assets, letting business in while keeping risk out. We provide a comprehensive identity and access management product line for continuously evolving computing environments, including legacy, Web, and service-oriented architectures. Our flexible, standards-based offerings increase security, reduce administrative costs, and enable revenue enhancement.

         Our suite of core products, SiteMinder, IdentityMinder, TransactionMinder and the provisioning software recently purchased from Business Layers, provides an identity and access management solution for Web access control and management, user administration, provisioning and de-provisioning of account access. We also offer various levels of consulting and support services that enable our customers to successfully implement our products in their organizations.

                                  THE OFFERING

Common Stock offered by selling
stockholders.........................................        2,556,940 shares

Use of proceeds......................................        We will not receive any proceeds from the sale of
                                                             shares in this offering

NASDAQ National Market symbol........................        NETE

                                  RISK FACTORS

         Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only risks facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of your investment.

WE HAVE INCURRED SUBSTANTIAL LOSSES AND MAY NOT BE PROFITABLE IN THE FUTURE.


    In recent years, we have incurred substantial operating losses. While we recently returned to profitability on a quarterly basis, we cannot predict if we will maintain profitability for any substantial period of time. To sustain operating profitability on a quarterly and annual basis, we will need to continue to increase our revenues, particularly our license revenues. Failure to maintain levels of profitability as expected by investors may adversely affect the market price of our common stock. We had a net loss of $4.2 million for the year ended December 31, 2003 and an accumulated deficit of $111.0 million as of December 31, 2003.


OUR QUARTERLY RESULTS MAY FLUCTUATE WIDELY.

    Our quarterly revenues and operating results are difficult to predict and may continue to fluctuate significantly from quarter to quarter for several reasons, including, but not limited to, the following:


         - customers choosing to delay their purchase commitments or purchase in smaller than expected quantities due to a general slowdown in the economy or in anticipation of the introduction of new products by us or our competitors;


         - market acceptance of our SiteMinder, IdentityMinder Web Edition, IdentityMinder eProvision and TransactionMinder provisioning products;

         - our success in obtaining follow-on sales to existing customers;

         -        the long sales and deployment cycle of our products;

         - our ability to hire and retain personnel, particularly in development, services and sales and marketing;

         -        the loss of or changes in key management personnel;


         - the timing of the release of new versions of our SiteMinder, IdentityMinder Web Edition, IdentityMinder eProvision and TransactionMinder or other products;


         - pricing pressures that result in increased discounts or changes in our or competitors' pricing policies;

         -        changes in our operating expenses;

         - the development of our direct and indirect distribution channels;

         -        integration issues with acquired technology; and

         -        general economic conditions.

    In addition, because our revenues from services, particularly maintenance revenues, are largely correlated with our software revenues, a decline in software revenues could also cause a decline in our services revenues in the same quarter or in subsequent quarters. Other factors, many of which are outside our control, could also cause variations in our quarterly revenues and operating results.

    Most of our expenses, such as employee compensation and rent, are relatively fixed. As a result, any shortfall in revenues in relation to our expectations could cause significant changes in our operating results from quarter to quarter and could result in future losses.

OUR SUCCESS WILL DEPEND ON OUR ABILITY TO MARKET OUR PRODUCTS AND RELATED SERVICES SUCCESSFULLY.


    Our revenues are primarily generated from the sale of perpetual licenses for our proprietary SiteMinder, IdentityMinder Web Edition, IdentityMinder eProvision, TransactionMinder and related services. Broad market acceptance of our products will depend on the continued development of a market for identity and access management, the education of our customers on the use of business software applications in general and the relevance of our products specifically. Market acceptance for our products, and customer demand for the services they provide, may not develop.



    We have released several new product offerings in the past 12 months. If we fail to gain market acceptance for these products, our business, operating results and financial position could be materially adversely affected. Additionally, with the reduction in information technology spending in all industries we will need to be successful in conveying the value of our products to customers who may be hesitant to replace a "homegrown" system due to the costs involved with switching to a purchased solution.



    Our ability to succeed in the market for our products depends in part on our ability to provide support services on a 24 hour per day, seven day per week basis. Any damage or disruptions to our service centers, including our service centers in Malaysia and Israel, whether as a result of employee attrition, acts of terrorism or some other cause, or language barriers, could seriously impact our ability to provide the necessary service to our customers and fulfill our service contracts.


OUR SUCCESS IS DEPENDENT ON OUR ABILITY TO ENHANCE OUR PRODUCT LINES AND DEVELOP NEW PRODUCTS.

    We believe our success is dependent, in large part, on our ability to enhance and broaden our product lines to meet the evolving needs of the business market. We may not be able efficiently to integrate recently acquired technologies into our products. We may be unable to respond effectively to technological changes or new industry standards or developments. Product development cycles are unpredictable and, in the past, we have delayed the introduction of several new product versions due to delays in development.

    We have arrangements with a third party located in India to perform certain testing of our products, as well as internationalization and porting of our products to new platforms, and with third party software vendors who provide software which is embedded in our products. Any adverse change in our relationship with these third parties could result in delays in the release of our products. In the future, we could be adversely affected and be at a competitive disadvantage if we incur significant delays or are unsuccessful in enhancing our product lines or developing new products, or if any of our enhancements or new products do not gain market acceptance.

    As we continue to release new versions of our existing software we may be required to assist customers in migrating to the latest version once a product is announced to be at the end of its life. Additionally, we may be required to assist Business Layers customers in migrating to more standardized versions of the provisioning product. We could be adversely affected if there are significant migration issues and a decline in customer satisfaction related to such transitions.

OUR ACQUISITION OF BUSINESS LAYERS AND OTHER COMPANIES MAY INCREASE THE RISKS WE FACE.


    We recently acquired Business Layers. In the future, we may pursue other acquisitions to obtain complementary products, services and technologies. These acquisitions may not produce the revenues, earnings or business synergies that we anticipate, and an acquired product, service or technology might not perform as we expect. In pursuing any acquisition, our management could spend a significant amount of time and effort in identifying and completing the acquisition. We will have to devote a significant amount of management resources to integrate with our existing business the business we acquired from Business Layers and any other business we might acquire. We might not be able to successfully transfer the knowledge of the employees or integrate the operations of acquired businesses, including Business Layers. As a result of acquisitions, we might assume contracts and other agreements that subject us to burdensome liabilities, including obligations to indemnify third parties, or impose unfavorable terms on us, including significant royalty obligations and termination fees. We may not be able to renegotiate these agreements. To pay for an acquisition, we might use our stock or cash. Alternatively, we might borrow money from a bank or other lender. If we use our stock, our stockholders would experience dilution of their ownership interests. If we use cash or debt financing, our financial liquidity will be reduced.


OUR PERFORMANCE DEPENDS ON OUR ABILITY TO WIN BUSINESS AND OBTAIN FOLLOW-ON SALES IN PROFITABLE SEGMENTS.

    Customers typically place small initial orders for our products to allow them to evaluate our products' performance. A key element of our strategy is to pursue more significant follow-on sales after these initial installations. Our financial performance depends on successful initial deployments of our products that, in turn, lead to follow-on sales. If the initial deployments of our products are not successful or if our customers do not remain satisfied with our products and services, we may be unable to obtain follow-on sales. In addition, even if initial deployments are successful, we cannot assure you that customers will choose to make follow-on purchases, which could have a material adverse effect on our ability to generate revenues.

WE FACE SIGNIFICANT COMPETITION FROM OTHER TECHNOLOGY COMPANIES AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.


    The market for identity and access management is highly competitive. We expect the level of competition to increase as a result of the anticipated growth of the identity and access management market. Our primary competitor in the identity and access management market is the Tivoli Division of IBM. We also compete against traditional security and software companies, such as Oblix, RSA and Novell, and stack vendors such as Sun MicroSystems. In addition, a number of other security and software companies are beginning to offer products that may compete with our identity and access management solution. Competition may also develop as the market matures and other companies begin to offer similar products, and as our product offerings expand to other segments of the marketplace. We also face competition from Web development professional services organizations. We expect that additional competitors will emerge in the future. Current and potential competitors have established, or may in the future establish, cooperative selling relationships with third parties to increase the distribution of their products to the marketplace. Accordingly, it is possible that new competitors may emerge and acquire significant market share. It is possible that current and potential competitors may attempt to hire our employees and although we have non-compete agreements in place with most of our employees they may or may not be enforceable. It is possible that new competitors or alliances may emerge and rapidly acquire significant market share. Today, many of our competitors have shorter operating histories and fewer financial and technical resources than we have. In addition, these smaller competitors have smaller customer bases. Some of our other competitors, however, are larger companies who have large financial resources, well-established development and support teams, and large customer bases. These larger competitors may initiate pricing policies that would make it more difficult for us to maintain our competitive position against these companies. It is also possible that current and potential competitors may be able to respond more quickly to new or emerging technologies or customer requirements, resulting in increased market share. If, in the future, a competitor chooses to bundle a competing point product with other applications within a suite, the demand for our products might be substantially reduced. Because of these factors, many of which are out of our control, we may be unable to maintain or enhance our competitive position against current and future competitors.


REGULATIONS OR CONSUMER CONCERNS REGARDING THE USE OF "COOKIES" ON THE INTERNET COULD REDUCE THE EFFECTIVENESS OF OUR SOFTWARE PRODUCTS.

    Certain of our products use cookies to support their single sign-on functionality. A cookie is information keyed to a specific user that is stored on the hard drive of the user's computer, typically without the user's knowledge. Cookies are generally removable by the user, and can be refused by the user at the point at which the information would not be stored on the user's hard drive. A number of governmental bodies and commentators in the United

States and abroad have urged passage of laws limiting or abolishing the use of cookies. The passage of laws limiting or abolishing the use of cookies, or the widespread deletion or refusal of cookies by Web site users, could reduce or eliminate the effectiveness of our single sign-on functionality and could reduce market demand for our products.

WE MAY BE UNABLE TO HIRE AND RETAIN SKILLED PERSONNEL.

    Qualified personnel are in great demand throughout the software industry. Our success depends, in large part, upon our ability to attract, train, motivate and retain highly skilled employees, particularly software engineers, professional services personnel, sales and marketing personnel and other senior personnel. Our failure to attract and retain the highly trained technical personnel that are integral to our product development, professional services and direct sales teams, particularly software engineers, may limit the rate at which we can generate sales, develop new products or product enhancements or transfer technical knowledge across our employee base. A change in key management could result in transition and attrition in the affected department. In addition, we may experience attrition by employees we acquire as a result of acquisitions of other companies if those employees experience difficulties in integrating with our existing employees and management. This could have a material adverse effect on our business, operating results and financial condition.

OUR SUCCESS DEPENDS ON OUR ABILITY TO OPTIMIZE OUR DIRECT SALES AND INDIRECT DISTRIBUTION CHANNELS.

    To increase our revenues, we must optimize our direct sales force and continue to enhance relationships with systems integrators, resellers and technology partners to increase the leverage of our partners. There is intense competition for sales personnel in our business, and we cannot be sure that we will be successful in attracting, integrating, motivating and retaining sales personnel. In addition, we must effectively leverage our relationships with our strategic partners and other third-party system integrators, vendors of Internet-related systems and application software and resellers in order to reach a larger customer population than we could reach alone through our direct sales and marketing efforts.


    We may not be able to find appropriate strategic partners or may not be able to enter into relationships on commercially favorable terms, particularly if these partners decide to compete directly in the identity and access management market. Furthermore, the relationships we do enter into may not be successful. Our strategic relationships are generally non-exclusive, and therefore, our strategic partners may decide to pursue alternative technologies or to develop alternative products in addition to or instead of our products, either on their own or in collaboration with our competitors.


WE RELY ON THIRD PARTY TECHNOLOGY TO ENHANCE OUR PRODUCTS.


    We incorporate into our products software licensed from third party software companies that enhances, enables or provides functionality for our products and, therefore, we need to create relationships with third parties, including some of our competitors, to ensure that our products will interoperate with the third parties' products. Third party software may not continue to be available on commercially reasonable terms or with acceptable levels of support or functionality, or at all. Failure to maintain those license arrangements, failure of the third party vendors to provide updates, modifications or future versions of their software or defects and errors in or infringement claims against those third party products could delay or impair our ability to develop and sell our products and potentially cause us to incur additional cost. There are also third party products incorporated into the provisioning products that we recently acquired from Business Layers. We expect to renegotiate some of the terms of those licensing arrangements. There can be no assurance that we will be able to renegotiate those agreements on commercially favorable terms. In addition, if we discover that third party products are no longer available as a result of changes in the third party's operations or financial position, there can be no assurance that we would be able to offer our product without substantial reengineering, or at all.


    Often these third party software companies require prepayment of royalties on their products and, in the past, we have had to expense these prepaid royalties to cost of sales when it was determined that they may not have future realizable value.

OUR FAILURE TO EXPAND OUR RELATIONSHIP WITH GLOBAL SYSTEMS INTEGRATORS COULD LIMIT OUR ABILITY TO SUPPORT OUR CUSTOMERS' DEPLOYMENT OF OUR PRODUCTS.

    Our professional services organization and our relationship with global systems integrators provide critical support to our customers' installation and deployment of our products. If we fail to adequately develop our relationship with global systems integrators, our ability to increase products sales may be limited. In addition, if we or our partners cannot adequately support product installations, our customers may not be able to use our products, which could harm our reputation and hurt our business.

OUR LENGTHY SALES CYCLE MAKES IT DIFFICULT TO PREDICT OUR QUARTERLY OPERATING RESULTS.

    The length of our sales cycle varies depending on the size, type and complexity of the customer contemplating a purchase, whether we have conducted business with a potential customer in the past and the size of the deal. In addition, some of our customers may also need to invest substantial resources and modify their computer network infrastructures to take advantage of our products. As a result, these potential customers frequently need to obtain approvals from multiple decision makers prior to making purchase decisions, a process that has been, at times, further lengthened as a result of the current market conditions surrounding technology spending. Our long sales cycle, which can range from several weeks to several months or more, makes it difficult to predict the quarter in which sales will occur. Delays in sales could cause significant variability in our revenues and operating results for any particular quarterly period. Our sales cycle is subject to a number of uncertainties such as:

         - the need to educate potential customers regarding the benefits of our products;

         -        customers' budgetary constraints;

         -        the timing of customers' budget cycles;

         - customers' willingness to make changes in their network infrastructures; and

         -        delays caused by customers' internal review processes.

OUR FAILURE TO EFFECTIVELY MANAGE CHANGES IN THE BUSINESS ENVIRONMENT IN WHICH WE OPERATE COULD HARM OUR BUSINESS.

    Our failure to effectively manage changes in the business environment in which we operate could have a material adverse effect on the quality of our products, our ability to retain key personnel and our business, operating results and financial condition. In the past, we have experienced both periods of rapid growth as well as periods of economic slowdown which have resulted in reductions in workforce Both of these situations have placed a significant strain on all of our resources. We may experience similar changes in the future. Additionally, we may experience disruptions as a result of attacks from electronic viruses which could result in reduced productivity. To effectively manage changes in the business environment in which we operate we must maintain and enhance our financial and accounting systems and controls, maintain the security of our infrastructure, maintain our ability to retain key personnel, integrate new personnel and manage operations.

IF WE LOSE THE SERVICES OF BARRY BYCOFF OR ANY OTHER MEMBER OF OUR MANAGEMENT TEAM, OUR BUSINESS COULD SUFFER.

    Our future success depends, to a significant degree, on the skill, experience and efforts of Barry Bycoff, our chief executive officer, and the rest of our management team. A change in our management team or the inability of our officers and key employees to work effectively as a team could have a material adverse effect on our business, operating results and financial condition.

AS WE CONTINUE TO OPERATE IN INTERNATIONAL MARKETS, WE WILL FACE CONTINUED RISKS TO OUR SUCCESS.

    We operate in several international markets, including Israel as a result of our recent acquisition of Business Layers. Our international operations are subject to increased regulatory, economic and political risks. We have limited experience in international markets and we cannot be sure that our continued expansion into global markets will be successful. In addition, we will face increased risks in conducting business internationally, including the ability to develop, market and distribute localized versions of our products in a timely manner or at all. These risks could reduce demand for our products and services, increase the prices at which we can sell our products and services, or otherwise have an adverse effect on our operating results. Among the risks related to international operations we believe are most likely to affect us are:

         -        longer decision making cycles;

         - longer payment cycles and problems in collecting accounts receivable;

         - adverse changes in trade and tax regulations, including restrictions on the import and export of sensitive technologies, such as encryption technologies, that we use or may wish to use in our software products;

         - the absence or significant lack of legal protection for intellectual property rights;

         -        selling under contracts governed by local law;

         - difficulties in managing an organization spread over multiple countries, including complications arising from cultural, language and time differences that may lengthen development, sales and implementation cycles and delay the resolution of customer support issues;

         -        currency risks, including fluctuations in exchange rates;

         -        political and economic instability;

         - localization of technology, including delays in localizing the most recent versions of our products;

         - increased use of contractors on a global basis for both professional services and development, that may result in increased cost of services and less direct control; and

         - disruption caused by terrorist activities in various regions around the world.

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR PROPRIETARY RIGHTS.

    Our success depends to a significant degree upon the protection of our software and other proprietary technology. The unauthorized reproduction or other misappropriation of our proprietary technology would enable third parties to benefit from our technology without paying us for it. This could have a material adverse effect on our business, operating results and financial condition. We depend upon a combination of patent, trademark, trade secret and copyright laws, license agreements and non-disclosure and other contractual provisions to protect proprietary and distribution rights in our products. In addition, we attempt to protect our proprietary information and the proprietary information of our vendors and partners through confidentiality and/or license agreements with our employees and others. Although we have taken steps to protect our proprietary technology, they may be inadequate and the unauthorized use of our source code could have an adverse effect on our business. Existing trade secret, copyright and trademark laws offer only limited protection. Moreover, the laws of other countries in which we market our products may afford little or no effective protection of our intellectual property. If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive, even if we were to prevail.

CLAIMS BY OTHER COMPANIES THAT WE INFRINGE THEIR PROPRIETARY TECHNOLOGY COULD HURT OUR FINANCIAL CONDITION.

    If we discover that any of our products or third party products embedded in our products violates third party proprietary rights, there can be no assurance that we would be able to reengineer our product or to obtain a license on commercially reasonable terms to continue offering the product without substantial reengineering. We do not conduct comprehensive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technology environment in which there may be numerous patent applications pending for similar technologies, many of which are confidential when filed. Any claim of infringement, even if invalid, could cause us to incur substantial costs defending against the claim and could distract our management from our business. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our products. Any of these events could have a material adverse effect on our business, operating results and financial condition.

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF OUR PRODUCTS CONTAIN ERRORS OR
FLAWS.

    Software products as complex as ours may contain undetected errors or "bugs" that result in product failures. The occurrence of errors could result in loss of, or delay in, revenues, loss of market share, failure to achieve market acceptance, diversion of development resources, injury to our reputation, or damage to our efforts to build brand awareness, any of which could have a material adverse effect on our business, operating results and financial condition. Additionally, the security features included in our products to prevent unauthorized access to the application may not meet all of our customers' requirements.

WE COULD INCUR SUBSTANTIAL COSTS RESULTING FROM PRODUCT LIABILITY CLAIMS RELATING TO OUR CUSTOMERS' USE OF OUR PRODUCTS.

    Many of the business applications supported by our products are critical to the operations of our customers' businesses. Any failure in a customer's Web site or application caused or allegedly caused by our products could result in a claim for substantial damages against us, regardless of our responsibility for the failure. Although we maintain general liability insurance, including coverage for errors and omissions, and contractually attempt to limit liability, we cannot be sure that our existing coverage will continue to be available on reasonable terms or will be available in amounts sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim.

OUR FORMER INDEPENDENT PUBLIC ACCOUNTANT, ARTHUR ANDERSEN LLP, HAS BEEN FOUND GUILTY OF A FEDERAL OBSTRUCTION OF JUSTICE CHARGE, AND YOU MAY BE UNABLE TO EXERCISE EFFECTIVE REMEDIES AGAINST ARTHUR ANDERSEN IN ANY LEGAL ACTION.


    Our former independent public accountant, Arthur Andersen LLP, provided us with auditing services during the year ended December 31, 2001, including issuing an audit report with respect to our audited consolidated financial statements as of and for the year ended December 31, 2001 included in our Annual Report on Form 10-K for the year ended December 31, 2003 and incorporated by reference in this prospectus. On June 15, 2002, a jury in Houston, Texas found Arthur Andersen guilty of a federal obstruction of justice charge arising from the federal government's investigation of Enron Corp. On August 31, 2002, Arthur Andersen ceased practicing before the Securities and Exchange Commission, or the SEC.


    We were unable to obtain Arthur Andersen's consent to include its report with respect to our audited consolidated financial statements as of and for the year ended December 31, 2001 in our Annual Report on Form 10-K or to incorporate by reference such report in this prospectus. Rule 437a under the Securities Act of 1933, or the Securities Act, permits us to dispense with the requirement to file Arthur Andersen's consent. As a result, you may not have an effective remedy against Arthur Andersen in connection with a material misstatement or omission with respect to our audited consolidated financial statements that are incorporated by reference in this prospectus or any other filing we may make with the SEC, including any claim under Section 11 of the Securities Act. In addition, even if you were able to assert such a claim, as a result of its conviction and other lawsuits, Arthur Andersen may fail or otherwise have insufficient assets to satisfy claims made by investors or by us that might arise under federal securities laws or otherwise relating to any alleged material misstatement or omission with respect to our audited consolidated financial statements.

INCREASED UTILIZATION AND COSTS OF OUR TECHNICAL SUPPORT SERVICES AND INCREASED DEMANDS ON OUR OTHER TECHNICAL RESOURCES MAY ADVERSELY AFFECT OUR FINANCIAL RESULTS.

    Our products involve very complex technology and the failure or inability of our technical support staff to meet customer expectations in a timely manner or customer dissatisfaction with our product functionality or performance could result in loss of revenues, loss of market share, failure to achieve market acceptance, injury to our reputation, liability for service or warranty costs and claims and other increased costs. We may be unable to respond to fluctuations in customer demand for support services as well as resolve customer issues in a manner that is timely and satisfactory to them. We also may be unable to modify the format of our support services to compete with changes in support services provided by competitors.

    As we win business from larger, more complex customers there may be an increased demand on our resources, particularly product management and support, which may affect the allocation of our resources. Additionally, as we continue to sell our new products to existing customers, our customers might expect us to provide the same level of product support on the new products as we do on the old products. This would increase demand on our product support resources beyond levels we could provide.

THE MARKET PRICE OF OUR COMMON STOCK HAS BEEN AND MAY CONTINUE TO BE VOLATILE.

    Our stock price, like that of other technology companies, has been extremely volatile. The announcement of new products, services, technological innovations, customers or distribution partners by us or our competitors, quarterly variations in our operating results, changes in coverage by securities analysts, changes in revenues or earnings estimates by securities analysts, speculation in the press or investment community and overall economic conditions are among the factors affecting our stock price.

    In addition, the stock market in general and the market prices for technology companies in particular have experienced extreme volatility that often has been unrelated to the operating performance of these companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our operating performance. Recently, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management.

    The general economic uncertainties in the United States and abroad continue to cause significant volatility in the stock markets. The continued threat of terrorism in the United States and abroad and the ongoing military action and heightened security measures undertaken in response to that threat can be expected to cause continued volatility in securities markets. In addition, foreign political unrest may continue to adversely affect the economy.

WE MAY LOSE MONEY ON FIXED-PRICE CONSULTING CONTRACTS.

    Although the majority of our services have historically been performed on a time and material basis, we have in the past performed services under fixed price contracts at the request of a customer. In the future, it is possible that an increased portion of our services revenues could be derived from fixed-price contracts, particularly since we assumed several fixed-price contract obligations as a result of the Business Layers acquisition. We work with complex technologies in compressed time frames and it can be difficult to judge the time and resources necessary to complete a project. If we miscalculate the resources or time we need to complete work under fixed-price contracts, we may suffer losses, and our operating results could be materially adversely affected.

CONTINUED WEAKNESS IN THE GLOBAL ECONOMY MAY ADVERSELY AFFECT OUR BUSINESS.

    The global economy is still weak and may continue to be weak in the foreseeable future. In addition, the United States' continued involvement in Iraq, as well as the political unrest in other parts of the world, have contributed to global economic uncertainty. We believe the current economic slowdown has caused some potential or current customers to defer purchases. In response to the current economic conditions, many companies have reduced their spending budgets for information technology products and services, which could reduce or eliminate potential sales of our products and services.

CERTAIN PROVISIONS OF OUR CHARTER AND OF DELAWARE LAW MAKE A TAKEOVER OF OUR COMPANY MORE DIFFICULT.

    Our corporate documents and Delaware law contain provisions that might enable us to resist a takeover of our company. These provisions might discourage or delay a change in the control of Netegrity or a change in our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Additionally, we have entered into employment and executive retention agreements with certain employees and executive officers which, among other things, include certain severance and change of control provisions that may have similar effects.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

         This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk

Factors", that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements except as otherwise required by law.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares by the selling stockholders.

         The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NASDAQ listing fees and fees and expenses of our counsel and our accountants.

                              SELLING STOCKHOLDERS

         We issued the shares of common stock covered by this prospectus in a private placement in connection with our acquisition of Business Layers in December 2003. The following table sets forth, to our knowledge, certain information about the selling stockholders as of January 26, 2004.

         Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.


                                         Shares of Common Stock   Number of Shares    Shares of Common Stock to be
                                           Beneficially Owned      of Common Stock      Beneficially Owned After
     Name of Selling Stockholder         Prior to Offering (1)      Being Offered           Offering (1)(2)
-------------------------------------    ----------------------   ----------------    ----------------------------
                                         Number      Percentage                       Number            Percentage
                                         ------      ----------                       ------            ----------
Advent PGGM Gemini L.P. (3)                 -            -              7,592            -                  -
Asaf Investment in High Tech Ltd. (4)       -            -             44,715            -                  -
Ascent Venture Partners III, L.P. (5)       -            -            363,261            -                  -
Canaan Equity II L.P. (6)                   -            -            465,886            -                  -
Canaan Equity II Entrepreneurs L.L.C.
(5)                                         -            -             36,986            -                  -
Canaan Equity II L.P. (QP) (6)              -            -            208,404            -                  -
Formula Ventures II (Israel) L.P. (7)       -            -             20,614            -                  -
Formula Ventures II L.P. (7)                -            -             61,842            -                  -
Formula Ventures (Israel) L.P. (7)          -            -             26,271            -                  -
Formula Ventures L.P. (Delaware) (7)        -            -            102,660            -                  -
James Furnivall (6)                         -            -              5,861            -                  -
FV-PEH L.P. (Delaware) (7)                  -            -             26,123            -                  -
Garage Securities, Inc.(8)                  -            -              6,966            -                  -
Gemini Israel II L.P. (3)                   -            -             59,562            -                  -
Gemini Israel III L.P. (3)                  -            -            204,763            -                  -
Gemini Israel III Overflow Fund L.P.
(3)                                         -            -             42,585            -                  -
Gemini Israel II Parallel Fund L.P.
(3)                                         -            -            102,876            -                  -
Gemini Israel III Parallel Fund L.P.
(3)                                         -            -             37,332            -                  -
Gemini Partner Investors L.P. (3)           -            -              3,270            -                  -
Israel Seed III, L.P. (9)                   -            -             40,076            -                  -
Israel Seed IV, L.P. (9)                    -            -            428,774            -                  -
Israel Seed III Annex Fund, L.P. (9)        -            -            123,684            -                  -
Israel Seed III (Israel), L.P. (9)          -            -              2,388            -                  -
Deepak Kamra                                -            -              2,473            -                  -
Gregory Kopchinsky                          -            -              2,886            -                  -
Novell, Inc.(10)                            -            -            129,091            -                  -

(1) Of the total shares of common stock listed as owned by the selling stockholders, a total of 357,577 shares are held in an escrow account to secure indemnification obligations of the former stockholders of Business Layers to us. It is expected that these shares (less any shares that may be distributed from the escrow account to us in satisfaction of indemnification claims) will be released from escrow and distributed to the selling stockholders on December 30, 2004. The number of shares indicated as owned by each selling stockholder includes those shares (representing approximately 14% of the number of shares listed as beneficially owned by each selling stockholder) which such selling stockholder is entitled to receive upon distribution of these shares from the escrow account.

(2) We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(3) Gemini Israel Funds Ltd. is the general partner of, or the general partner of the general partner of, each of Advent PGGM Gemini L.P., Gemini Israel II L.P., Gemini Israel III L.P., Gemini Israel III Overflow Fund L.P., Gemini Israel II Parallel Fund L.P., Gemini Israel III Parallel Fund L.P. and Gemini Partner Investors L.P. The board of directors of Gemini Israel Funds Ltd., which controls the investment decisions of these entities, consists of Yoseph Sela, Abraham Mlavsky, Steve Kahm, Amram Rasiel and David Cohen. Each of these directors may been deemed to beneficially own the shares of common stock being registered hereby on behalf of such entities. Tali Aben, the general partner of Gemini Israel Funds Ltd., is a former director of Business Layers.


(4)     Shlomo Kramer has voting or investment control over these shares.



(5) Geoffrey Oblak, a member of Ascent Venture Management III, LLC, the general partner of Ascent Venture Partners III, L.P., and Leigh E. Michl, a retired managing member of Ascent Venture Management III, LLC, are former directors of Business Layers. Christopher W. Dick, Christopher W. Lynch and Frank M. Polestra have voting or investment control over these shares.



(6) Canaan Equity II L.L.C. is the general partner/manager of Canaan Equity II L.P., Canaan Equity II Entrepreneurs L.L.C. and Canaan Equity II L.P.
        (QP). James Furnivall, a general partner of Canaan Partners, is a former director of Business Layers. John V. Balen, James C. Furnivall, Stephen
        L. Green, Deepak Kamra, Gregory Kopchinsky, Guy M. Russo and Eric A. Young have voting or investment control over these shares.



(7) Formula Ventures Ltd. is the general partner of Formula Ventures II (Israel) L.P. and Formula Ventures (Israel) L.P. and Formula Ventures Partners (Cayman Islands) Ltd. is the general partner of Formula Ventures II L.P., Formula Ventures L.P. (Delaware) and FV-PEH L.P. (Delaware). Formula Ventures Ltd. is the parent company of Formula Ventures Partners (Cayman Islands) Ltd. Formula Ventures II (Israel) L.P., Formula Ventures (Israel) L.P., Formula Ventures II L.P., Formula Ventures L.P. (Delaware) and FV-PEH L.P. (Delaware) (the "Formula Venture Funds") and Formula Ventures Ltd. and Formula Ventures Partners (Cayman Islands) Ltd. may be deemed to beneficially own the shares of common stock being registered hereby on behalf of the Formula Venture Funds. Shai Beilis, Dan Goldstein, Nir Linchevski, Michael Geiger and Yigal Erlich having voting or investment control over the shares of common stock being registered hereby on be half of Formula Ventures (Israel) L.P., Formula Ventures L.P. (Delaware) and FV-PEH L.P. (Delaware). Shai Beilis, Dan Goldstein and Nir Linchevski have voting or investment control over the shares of common stock being registered hereby on behalf of Formula Ventures II (Israel) L.P. and Formula Ventures II L.P.



(8) Guy Kawasaki and William Reichert have voting or investment control over these shares.



(9) Each of these entities (the "IVP Funds") is organized a "blind pool" partnership in which the limited partners have no discretion over investment or sale decisions, are not able to withdraw from such entity except under exceptional circumstances, and generally participate ratably in each investment made by such entity. The sole general partner of Israel Seed III, L.P. and Israel Seed III Annex Fund, L.P. is Israel Venture Partners Ltd. ("IVP"), which has sole investment control with respect to these entities. The sole general partner of Israel Seed IV, L.P is Israel Venture Partners 2000 Ltd. ("IVP 2000"), which has sole investment control with respect to Israel Seed IV, L.P. The sole general partner of Israel Seed III (Israel), L.P is Seed Management Associates Ltd. ("SMA"), which has sole investment control with respect to Israel Seed III (Israel), L.P. The sole principals of the investment advisors to IVP and IVP 2000, and the sole principals of SMA, are Jonathan Medved, Neil Cohen and Michael Eisenberg (the "Principals") and, as such, they may be deemed to share voting control over shares held by the IVP Funds. No other persons have investment control over IVP, IVP 2000, SMA or the IVP Funds. IVP, IVP 2000, SMA and the Principals disclaim beneficial ownership of any shares held by IVP Funds except to the extent of their respective pecuniary interests. Jonathan Medved is a former director of Business Layers.



(10) Cliff Simpson and Betty DePaola have voting or investment control over these shares.


         None of the selling stockholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years, except as indicated above.

                              PLAN OF DISTRIBUTION

         The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

         - purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         - block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - an over-the-counter distribution in accordance with the rules of The NASDAQ National Market;

         -        in privately negotiated transactions; and

         -        in options transactions.

         In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

         Each selling stockholder has agreed with us not to sell, assign, dispose of, loan, pledge or otherwise transfer in any calendar week more than such number of shares as equals approximately 12% of the total number of shares registered hereunder on behalf of such selling stockholder.

         To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. To the extent permitted by law, the selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.


         In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Garage Securities, Inc. has informed us that it is a registered broker-dealer. As a result, it is an underwriter in connection with the sale of shares covered by this prospectus.

         In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

         At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

         We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

         We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement or (ii) December 30, 2004.

                                  LEGAL MATTERS

         The validity of the shares offered by this prospectus has been passed upon by Hale and Dorr LLP.

                                     EXPERTS




         The consolidated balance sheet of Netegrity as of December 31, 2001 and the consolidated statements of income, stockholders' equity and cash flows for the year ended December 31, 2001, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of Arthur Andersen LLP, independent auditors, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing. Arthur Andersen LLP has not consented to the incorporation by reference herein and the Registration Statement of their report, and we have not obtained their consent to do so in reliance upon Rule 437a of the Securities Act. Because Arthur Andersen LLP has not consented to the incorporation by reference herein and the Registration Statement of their report, you will not be able to recover against Arthur Andersen LLP under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.



         The consolidated balance sheets of Netegrity, Inc. as of December 31, 2003 and 2002 and the consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2003, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent accountants, and upon the authority of said firm as experts in accounting and auditing. Their report refers to their audit of the adjustments that were applied and the disclosures added to revise the 2001 consolidated financial statements, as more fully described in Note 1 to the consolidated financial statements. However, they were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements other than with respect to such adjustments and disclosures.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

         This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC requires us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus.


                  (1) Our Annual Report on Form 10-K for the year ended December 31, 2003;












                  (2) Our Current Report on Form 8-K dated December 30, 2003, as amended by a Current Report on 8-K/A filed on February 6, 2004;



                  (3)      Our Current Report on Form 8-K dated February 17,
                           2004;



                  (4) All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and



                  (5) The description of our common stock contained in our Registration Statement on Form 8-A filed on December 6, 1988, as amended by a Form 8-A/A filed on December 13, 1988, and as updated by a Current Report on Form 8-K filed on February 12, 2002.


         You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

                           Netegrity, Inc.
                           201 Jones Road
                           Waltham, MA 02451

                           Attention: M. Colette Cooke, Esq.
                           Telephone: (781) 890-1700

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Netegrity, Inc. (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee - Securities and Exchange Commission.....................     $  3,181

Legal fees and expenses.............................................     $ 10,000

Accounting fees and expenses........................................     $  5,000

Miscellaneous expenses..............................................     $  1,819
                                                                         --------

         Total Expenses.............................................     $ 20,000
                                                                         ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 102 of the General Corporation Law of the State of Delaware allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Netegrity, Inc. has included such a provision in its Restated Certificate of Incorporation.

         Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

         Article Eighth of the Restated Certificate of Incorporation of Netegrity, Inc. provides that a director or officer of Netegrity will be indemnified by Netegrity to the fullest extent authorized by the General Corporation Law of the State of Delaware against all expense, liability and loss reasonably incurred or suffered by him or her, who we refer to as an indemnitee, in connection with any action, suit or proceeding in which he or she is made a party or is threatened to be made a party by reason of the fact that he or she is or was a director, officer or employee of Netegrity, whether the basis of such proceeding is alleged action in an official capacity or in any other capacity while serving as a director, officer, employee or agent. With respect to proceedings to enforce rights to indemnification, Netegrity will indemnify indemnitees in connection with a proceeding initiated by him or her only if the proceeding was authorized by the Board of Directors of Netegrity. The right to indemnification conferred is a contract right and includes the right to be paid by Netegrity the expenses incurred in defending any such proceeding in advance of its final disposition.

         Article Eighth of the Restated Certificate of Incorporation of Netegrity further provides that if the General Corporation Law of the State of Delaware is amended in the future to expand the indemnification permitted to directors, Netegrity must indemnify those persons to the fullest extent permitted by such law. Article Eighth also provides that any repeal or modification of Article Eighth may not increase the personal liability of any director of Netegrity for any act or occurrence taking place prior to that time.


         Article V of the Amended and Restated By-Laws of Netegrity provides with respect to a third party action that Netegrity will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of Netegrity, or, while a director or officer of Netegrity, is or was serving at the request of Netegrity as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding. Article V further provides with respect to derivative actions that Netegrity will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Netegrity to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of Netegrity, or, while a director or officer of Netegrity, is or was serving at the request of Netegrity as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit.



         Article V of the Amended and Restated By-Laws of Netegrity further provides that Netegrity will advance all expenses incurred by the indemnitee in defending any action, suit or proceeding in advance of its final disposition within 20 days of a written request by the indemnitee. To the extent required by law, such payments shall be made only upon receipt of a written undertaking by the indemnitee that the indemnitee will repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified.


         Article V of the Amended and Restated By-Laws of Netegrity is not exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. The indemnification continues after a person has ceased to be a director, officer, employee or agent. Netegrity may also indemnify any person who is or was a director, officer, employee or agent of a corporation absorbed in a consolidation or merger with Netegrity in the same manner as it may indemnify any person who is or was a director, officer, employee or agent of Netegrity.




         Netegrity has entered into indemnification agreements with each of its current non-employee directors to give such directors additional contractual assurances regarding the indemnification provisions set forth in our certificate of incorporation and bylaws and to provide additional procedural protections.

         Netegrity has purchased directors' and officers' liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

ITEM 16. EXHIBITS


EXHIBIT NUMBER                               DESCRIPTION
--------------                               -----------
 3.1                Restated Certificate of Incorporation, as amended, of the Registrant
                    (filed as Exhibit 3.1 to Registration Statement on Form S-3
                    (Registration No. 333-82640) filed February 12, 2002 and incorporated by reference herein).

 3.2                Amended and Restated By-laws of the Registrant (filed as Exhibit 3.02 to Annual Report on Form 10-K for the year ended December 31, 2003
                    (File No. 1-10139) and incorporated by reference herein).

 5.1                Opinion of Hale and Dorr LLP (previously filed).

23.1       Notice Regarding Consent of Arthur Andersen LLP (previously filed).

23.2       Consent of KPMG LLP.

23.3       Consent of Hale and Dorr LLP (previously filed).

24.1       Power of Attorney (previously filed).


ITEM 17. UNDERTAKINGS.

         Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

         (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Item 512(b) of Regulation S-K. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on April 8, 2004.


                                 NETEGRITY, INC.

                                 By:  /s/ Barry N. Bycoff
                                     -------------------------------------------
                                     Barry N. Bycoff
                                     President and Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


             Signature                                      Title                                    Date
             ---------                                      -----                                    ----
 /s/ Barry N. Bycoff                      President, Chief Executive Officer and Director      April 8, 2004
---------------------------------         (Principal Executive Officer)
Barry N. Bycoff

 /s/ Regina O. Sommer                     Chief Financial Officer and Treasurer (Principal     April 8, 2004
---------------------------------         Financial Officer and Principal Accounting
Regina O. Sommer                          Officer)

 *                                        Director                                             April 8, 2004
---------------------------------
Sandra England Bergeron

 *                                        Director                                             April 8, 2004
---------------------------------
Eric R. Giler

 *                                        Director                                             April 8, 2004
---------------------------------
Lawrence D. Lenihan

 *                                        Director                                             April 8, 2004
---------------------------------
Ronald T. Maheu

 *                                        Director                                             April 8, 2004
---------------------------------
Michael L. Mark


 *                                        Director                                             April 8, 2004
---------------------------------
Ralph B. Wagner

*By: /s/ Regina O. Sommer
     ----------------------------
     Name:     Regina O. Sommer
     Title:    Attorney-in-fact

                                  EXHIBIT INDEX


EXHIBIT
NUMBER                             DESCRIPTION
------                             -----------
 3.1       Restated Certificate of Incorporation, as amended, of the
           Registrant (filed as Exhibit 3.1 to Registration Statement on Form S-3 (Registration No. 333-82640) filed February 12,
           2002 and incorporated by reference herein).

 3.2       Amended and Restated By-laws of the Registrant (filed as Exhibit
           3.02 to Annual Report on Form 10-K for the year ended December 31,
           2003 (File No. 1-10139) and incorporated by reference herein).

 5.1       Opinion of Hale and Dorr LLP (previously filed).

23.1       Notice Regarding Consent of Arthur Andersen LLP (previously filed).

23.2       Consent of KPMG LLP.

23.3       Consent of Hale and Dorr LLP (previously filed).

24.1       Power of Attorney (previously filed).